UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

                              Information Statement
                        Pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                                Ingram Micro Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     457153
                              -------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]











                               Page 1 of 73 Pages
                            Exhibit Index on Page 62

CUSIP NO. 457153                      13G                           Page 2 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Martha R. Ingram

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       2,134,818
Person With
                                    6.  SHARED VOTING POWER

                                        74,733,680

                                    7.  SOLE DISPOSITIVE POWER

                                        2,134,818

                                    8.  SHARED DISPOSITIVE POWER

                                        74,733,680

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             76,868,498

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             52.0%

12. TYPE OF REPORTING PERSON

             IN

CUSIP NO. 457153                      13G                           Page 3 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Orrin H. Ingram, II

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,878,170
Person With
                                    6.  SHARED VOTING POWER

                                            51,286,290

                                    7.  SOLE DISPOSITIVE POWER

                                            1,878,170

                                    8.  SHARED DISPOSITIVE POWER

                                            51,286,290

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             53,164,460

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             42.8%

12. TYPE OF REPORTING PERSON

             IN

CUSIP NO. 457153                      13G                           Page 4 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             John R. Ingram

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,910,196
Person With
                                    6.  SHARED VOTING POWER

                                        68,546,290

                                    7.  SOLE DISPOSITIVE POWER

                                        1,910,196

                                    8.  SHARED DISPOSITIVE POWER

                                        68,546,290

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             70,456,486

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             49.8%

12. TYPE OF REPORTING PERSON

             IN

CUSIP NO. 457153                      13G                           Page 5 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             David B. Ingram

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       3,316,029
Person With
                                    6.  SHARED VOTING POWER

                                        51,286,290

                                    7.  SOLE DISPOSITIVE POWER

                                        3,316,029

                                    8.  SHARED DISPOSITIVE POWER

                                        51,286,290

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             54,602,319

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             43.5%

12. TYPE OF REPORTING PERSON

             IN

CUSIP NO. 457153                      13G                           Page 6 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Robin B. Ingram Patton

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       377,208
Person With
                                    6.  SHARED VOTING POWER

                                        51,015,336

                                    7.  SOLE DISPOSITIVE POWER

                                        377,208

                                    8.  SHARED DISPOSITIVE POWER

                                        51,015,336

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             51,392,544

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             42.0%

12. TYPE OF REPORTING PERSON

             IN

CUSIP NO. 457153                      13G                           Page 7 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       49,099,259
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        49,099,259

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             49,099,259

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             40.9%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                           Page 8 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       814,817
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        814,817

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             814,817

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                           Page 9 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Martha and Bronson Ingram Foundation

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       252,289
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        252,289

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             252,289

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.4%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 10 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             E. Bronson Ingram 1994 Charitable Lead Annuity Trust

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,934,742
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,934,742

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,934,742

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.7%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 11 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Ingram Charitable Fund, Inc.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       17,260,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        17,260,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,260,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             19.6%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 12 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Orrin Henry Ingram, II, Under Agreement with
             E. Bronson Ingram Dated October 27, 1967

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       345,868
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        345,868

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             345,868

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 13 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Orrin Henry Ingram, II, Under Agreement with
             E. Bronson Ingram Dated June 14, 1968

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       942,175
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        942,175

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             942,175

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.3%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 14 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,916
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        75,916

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,916

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 15 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The Orrin H. Ingram Irrevocable Trust Dated July 9,
             1992

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        71,007

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             71,007

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 16 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for the Benefit of Orrin H. Ingram
             Established by Martha R. Rivers Under Agreement of
             Trust Originally Dated April 30, 1982, as Amended

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             South Carolina

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        6,892

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,892

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 17 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The Orrin H. Ingram Annuity Trust 1999

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       900,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        900,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             900,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.3%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 18 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The Orrin and Sara Ingram Family 1997 Generation
             Skipping Trust

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       35,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        35,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             35,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 19 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for John Rivers Ingram, Under Agreement with
             E. Bronson Ingram Dated October 27, 1967

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       347,387
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        347,387

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             347,387

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 20 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for John Rivers Ingram, Under Agreement with
             E. Bronson Ingram Dated June 14, 1968

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       926,365
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        926,365

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             926,365

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.3%


12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 21 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for John Rivers Ingram, Under Agreement with
             Hortense B. Ingram Dated December 22, 1975

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,916
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        75,916

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,916

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 22 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The John R. Ingram Irrevocable Trust Dated July 9,
             1992

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        71,007

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             71,007

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 23 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for the Benefit of John R. Ingram
             Established by Martha R. Rivers Under Agreement of
             Trust Originally Dated April 30, 1982, as Amended

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             South Carolina

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        6,892

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,892

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 24 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The John and Stephanie Ingram Family 1996
             Generation Skipping Trust

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       31,497
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        31,497

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,497

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 25 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The John Rivers Ingram Annuity Trust 1999

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       900,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        900,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             900,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.3%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 26 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for David B. Ingram, Under Agreement with E.
             Bronson Ingram Dated October 27, 1967

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       652,313
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        652,313

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             652,313

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.9%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 27 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for David B. Ingram, Under Agreement with E.
             Bronson Ingram Dated June 14, 1968

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,739,921
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,739,921

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,739,921

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.4%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 28 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for David B. Ingram, Under Agreement with
             Hortense B. Ingram Dated December 22, 1975

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       142,586
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        142,586

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,586

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.2%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 29 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The David B. Ingram Irrevocable Trust Dated July
             9, 1992

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       133,365
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        133,365

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             133,365

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.2%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 30 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for the Benefit of David B. Ingram
             Established by Martha R. Rivers Under Agreement of
             Trust Originally Dated April 30, 1982, as Amended

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             South Carolina

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       12,945
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        12,945

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,945

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 31 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             David and Sarah Ingram Family 1996 Generation
             Skipping Trust

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       59,157
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        59,157

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             59,157

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 32 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The David Bronson Ingram Annuity Trust 1999

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,200,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,200,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.7%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 33 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The David Bronson Ingram Annuity Trust No. 2 1999

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,000,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,000,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,000,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.4%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 34 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The David Bronson Ingram Annuity Trust No. 3 1999

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Tennessee

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       500,000
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        500,000

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             500,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.7%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 35 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       926,365
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        926,365

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             926,365

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.3%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 36 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,852,729
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,852,729

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,852,729

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.5%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 37 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       75,926
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        75,926

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             75,926

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 38 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             The Robin Ingram Patton Irrevocable Trust Dated
             July 9, 1992

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Minnesota

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       71,007
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        71,007

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             71,007

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.1%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 39 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             Trust for the Benefit of Robin B. Ingram
             Established by Martha R. Rivers Under Agreement of
             Trust Originally Dated April 30, 1982, as Amended

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             South Carolina

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       6,892
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        6,892

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,892

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.0%

12. TYPE OF REPORTING PERSON

             OO

CUSIP NO. 457153                      13G                          Page 40 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

            Wilson Rivers Patton/Minor's Trust Established by Richard C. Patton under Agreement of Trust Dated December 27, 1994

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            Georgia

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,040
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,040

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,040

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%

12. TYPE OF REPORTING PERSON

            OO

CUSIP NO. 457153                      13G                          Page 41 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

            Reid Ingram Patton/Minor's Trust Established by Robin Ingram Patton under Agreement of Trust Dated December 19, 1997

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            Georgia

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,040
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,040

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,040

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%

12. TYPE OF REPORTING PERSON

            OO

CUSIP NO. 457153                      13G                          Page 42 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

            Crawford Bronson Patton/Minor's Trust Established by Robin Ingram Patton under Agreement of Trust Dated December 19, 1997

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            Georgia

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       1,040
Person With
                                    6.  SHARED VOTING POWER

                                        -0-

                                    7.  SOLE DISPOSITIVE POWER

                                        1,040

                                    8.  SHARED DISPOSITIVE POWER

                                        -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,040

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.0%

12. TYPE OF REPORTING PERSON

            OO

CUSIP NO. 457153                      13G                          Page 43 of 73


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO.

             SunTrust Bank, Atlanta

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             Georgia

Number of Shares                    5.  SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       532,739
Person With
                                    6.  SHARED VOTING POWER

                                        8,079,509

                                    7.  SOLE DISPOSITIVE POWER

                                        532,739

                                    8.  SHARED DISPOSITIVE POWER

                                        8,079,509

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,612,248

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES                                                      [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             10.8%

12. TYPE OF REPORTING PERSON

             BK

CUSIP NO. 457153                      13G                          Page 44 of 73


Item 1(a).    Name of Issuer:

              Ingram Micro Inc. (the "Company")

Item 1(b).    Address of Issuer's Principal Executive
              Offices:

              1600 E. St. Andrew Place
              Santa Ana, CA 92705

Item 2(a).    Name of Persons Filing:

              Martha R. Ingram

              Orrin H. Ingram, II

              John R. Ingram

              David B. Ingram

              Robin B. Ingram Patton

              QTIP Marital Trust Created Under the E.
              Bronson Ingram Revocable Trust Agreement
              Dated January 4, 1995 ("QTIP Trust")

              E. Bronson Ingram 1995 Charitable Remainder
              5% Unitrust ("Charitable Remainder")

              Martha and Bronson Ingram Foundation
              ("Foundation")

              E. Bronson Ingram 1994 Charitable Lead
              Annuity Trust ("Charitable Lead")

              Ingram Charitable Fund, Inc. (" Charitable
              Fund")

              Trust for Orrin Henry Ingram, II, Under
              Agreement with E. Bronson Ingram Dated
              October 27, 1967 ("OHI '67 Trust")

              Trust for Orrin Henry Ingram, II, Under
              Agreement with E. Bronson Ingram Dated June
              14, 1968 ("OHI '68 Trust")

              Trust for Orrin Henry Ingram, II, Under
              Agreement with Hortense B. Ingram Dated
              December 22, 1975 ("OHI '75 Trust")

CUSIP NO. 457153                      13G                          Page 45 of 73


              The Orrin H. Ingram Irrevocable Trust Dated
              July 9, 1992 ("OHI '92 Trust")

              Trust for the Benefit of Orrin H. Ingram
              Established by Martha R. Rivers Under
              Agreement of Trust Originally Dated April 30,
              1982, as Amended ("OHI '82 Trust")

              The Orrin H. Ingram Annuity Trust 1999 ("OHI
              '99 Trust")

              The Orrin and Sara Ingram Family 1997
              Generation Skipping Trust ("OSI Family '97
              Trust")

              Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967
              ("JRI '67 Trust")

              Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968
              ("JRI '68 Trust")

              Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22,
              1975 ("JRI '75 Trust")

              The John R. Ingram Irrevocable Trust Dated
              July 9, 1992 ("JRI '92 Trust")

              Trust for the Benefit of John R. Ingram
              Established by Martha R. Rivers Under
              Agreement of Trust Originally Dated April 30,
              1982, as Amended ("JRI '82 Trust")

              The John and Stephanie Ingram Family 1996
              Generation Skipping Trust (" JRI Family
              Trust")

              The John Rivers Ingram Annuity Trust 1999
              ("JRI '99 Trust")

              Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967
              ("DBI '67 Trust")

              Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968
              ("DBI '68 Trust")

CUSIP NO. 457153                      13G                          Page 46 of 73


              Trust for David B. Ingram, Under Agreement with Hortense E. Ingram Dated December 22,
              1975 ("DBI '75 Trust")

              The David B. Ingram Irrevocable Trust Dated
              July 9, 1992 ("DBI '92 Trust")

              Trust for the Benefit of David B. Ingram
              Established by Martha R. Rivers Under
              Agreement of Trust Originally Dated April 30,
              1982, as Amended ("DBI '82 Trust")

              David and Sarah Ingram Family 1996 Generation
              Skipping Trust ("DBI Family Trust")

              The David Bronson Ingram Annuity Trust 1999
              ("DBI '99 Trust")

              The David Bronson Ingram Annuity Trust No.2
              1999("DBI No. 2 '99 Trust")

              The David Bronson Ingram Annuity Trust No. 3
              1999 ("DBI No. 3 '99 Trust")

              Trust for Robin Bigelow Ingram, Under
              Agreement with E. Bronson Ingram Dated
              October 27, 1967 ("RBI '67 Trust")

              Trust for Robin Bigelow Ingram, Under
              Agreement with E. Bronson Ingram Dated June
              14, 1968 ("RBI '68 Trust")

              Trust for Robin Bigelow Ingram, Under
              Agreement with Hortense B. Ingram Dated
              December 22, 1975 ("RBI '75 Trust")

              The Robin Ingram Patton Irrevocable Trust
              Dated July 9, 1992 ("RBI '92 Trust")

              Trust for the Benefit of Robin B. Ingram
              Established by Martha R. Rivers Under
              Agreement of Trust Originally Dated April 30,
              1982, as Amended ("RBI '82 Trust ")

              Wilson Rivers Patton/Minor's Trust
              Established by Richard C. Patton Under
              Agreement of Trust Dated December 27, 1994 ("WRP Trust")

              Reid Ingram Patton/Minor's Trust
              Established Under Agreement of Trust
              Dated December 19, 1997 ("RIP Trust")

CUSIP NO. 457153                      13G                          Page 47 of 73


              Crawford Bronson Patton/Minor's Trust
              Established Under Agreement of Trust
              Dated December 19, 1997 ("CBP Trust")

              SunTrust Bank, Atlanta ("SunTrust")

              In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).    Address of Principal Business Office or, if
              None, Residence:

              The business address of each of Martha R.
              Ingram, Orrin H. Ingram and John R. Ingram,
              II is c/o Ingram Industries Inc., One Belle
              Meade Place, 4400 Harding Road, Nashville, TN
              37205.

              The business address of David B. Ingram is c/o Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN 37089.

              The address of Robin B. Ingram Patton is c/o
              Ingram Industries Inc., One Belle Meade
              Place, 4400 Harding Road, Nashville, TN
              37205.

              The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade
              Place, 4400 Harding Road, Nashville, TN 37205.

              The address of Charitable Remainder is c/o
              Martha R. Ingram, Ingram Industries Inc., One

CUSIP NO. 457153                      13G                          Page 48 of 73


              Belle Meade Place, 4400 Harding Road,
              Nashville, TN 37205.

              The address of Charitable Fund is c/o Martha
              R. Ingram, Ingram Industries Inc., One Belle
              Meade Place, 4400 Harding Road, Nashville, TN
              37205.

              The address of each of OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, WRP Trust, RIP Trust and CBP Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2nd Floor, Atlanta, GA 30303.

              The address of each of OHI '92 Trust, OHI '82 Trust, OHI '99 Trust, OSI Family '97 Trust, JRI '92 Trust, JRI '82 Trust, JRI '99 Trust, JRI Family Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust and RBI '82 Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205

              The address of DBI Family Trust, DBI '99
              Trust, DBI No. 2 '99 Trust and DBI No. 3 '99
              Trust is c/o Thomas H. Lunn, Ingram
              Entertainment Inc., 2 Ingram Boulevard, La
              Vergne, TN 37089.

              The address of SunTrust is Trust Company Tower, 25
              Park Place, NE, Atlanta, GA 30303


Item 2(c).    Citizenship:

              Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

CUSIP NO. 457153                      13G                          Page 49 of 73


Item 2(d).    Title of Class of Securities:

              Class A Common Stock, par value $0.01 per share

Item 2(e).    CUSIP Number:

              457153

Item 3.       Type of Reporting Person:

              N/A

Item 4.       Ownership:

              (a), (b) and (c)

              The entities named in Exhibit 1 (excluding SunTrust)
              (the "Shareholders") and the Company have entered into or agreed to be bound by a Board Representation Agreement (as Amended, the "Agreement") dated as of November 6, 1996. Except as described in footnote (10) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this
              Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 1999, there were outstanding 70,940,267 shares of Class A Common Stock and 73,280,871 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder to one vote on each matter

CUSIP NO. 457153                      13G                          Page 50 of 73


              submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. The table below indicates the beneficial ownership of Class A Common Stock as of December 31, 1999 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Class A Common Stock, may be deemed to be shares of Class A Common Stock for purposes of determining beneficial ownership. See footnote (2) below. Also indicated is the percentage of Common Equity (as defined below) owned by each of the persons filing this statement. All shares are Class B Common Stock, except as noted:

================================================================================
                                                    % Class A
                             Beneficial           Common Stock       % Common
                             Ownership at              at            Equity at
                            12/31/99(1)(2)         12/31/99(2)      12/31/99(3)
--------------------------------------------------------------------------------
Martha R. Ingram            76,868,498(4)(5)            52.0%          53.3%
--------------------------------------------------------------------------------
Orrin H. Ingram, II         53,164,460(5)(6)            42.8%          36.9%
--------------------------------------------------------------------------------
John R. Ingram              70,456,486(5)(7)            49.8%          48.8%
--------------------------------------------------------------------------------
David B. Ingram             54,602,319(5)(8)            43.5%          37.9%
--------------------------------------------------------------------------------
Robin B. Ingram Patton      51,392,544(5)(9)            42.0%          35.6%
--------------------------------------------------------------------------------
QTIP Trust                  49,099,259                  40.9%          34.0%
--------------------------------------------------------------------------------
Charitable Remainder           814,817                  1.1%           0.6%
--------------------------------------------------------------------------------
Foundation                     252,289                  0.4%           0.2%
--------------------------------------------------------------------------------
Charitable Lead              1,934,742                  2.7%           1.3%
--------------------------------------------------------------------------------

CUSIP NO. 457153                      13G                          Page 51 of 73


================================================================================
                                                    % Class A
                             Beneficial           Common Stock       % Common
                             Ownership at              at            Equity at
                            12/31/99(1)(2)         12/31/99(2)      12/31/99(3)
--------------------------------------------------------------------------------
Charitable Fund             17,260,000                  19.6%          12.0%
--------------------------------------------------------------------------------
OHI '67 Trust                  345,868                  0.5%           0.2%
--------------------------------------------------------------------------------
OHI '68 Trust                  942,175                  1.3%           0.7%
--------------------------------------------------------------------------------
OHI '75 Trust                   75,916                  0.1%           0.1%
--------------------------------------------------------------------------------
OHI '92 Trust                   71,007                  0.1%           0.0%
--------------------------------------------------------------------------------
OHI '82 Trust                    6,892                  0.0%           0.0%
--------------------------------------------------------------------------------
OHI '99 Trust                  900,000                  1.3%           0.6%
--------------------------------------------------------------------------------
OSI Family '97 Trust            35,000                  0.0%           0.0%
--------------------------------------------------------------------------------
JRI '67 Trust                  347,387                  0.5%           0.2%
--------------------------------------------------------------------------------
JRI '68 Trust                  926,365                  1.3%           0.6%
--------------------------------------------------------------------------------
JRI '75 Trust                   75,916                  0.1%           0.1%
--------------------------------------------------------------------------------
JRI '92 Trust                   71,007                  0.1%           0.0%
--------------------------------------------------------------------------------
JRI '82 Trust                    6,892                  0.0%           0.0%
--------------------------------------------------------------------------------
JRI Family Trust                31,497                  0.0%           0.0%
--------------------------------------------------------------------------------
JRI '99 Trust                  900,000                  1.3%           0.6%
--------------------------------------------------------------------------------
DBI '67 Trust                  652,313                  0.9%           0.5%
--------------------------------------------------------------------------------
DBI '68 Trust                1,739,921                  2.4%           1.2%
--------------------------------------------------------------------------------
DBI '75 Trust                  142,586                  0.2%           0.1%
--------------------------------------------------------------------------------
DBI '92 Trust                  133,365                  0.2%           0.1%
--------------------------------------------------------------------------------
DBI '82 Trust                   12,945                  0.0%           0.0%
--------------------------------------------------------------------------------
DBI Family Trust                59,157                  0.1%           0.0%
--------------------------------------------------------------------------------
DBI '99 Trust                1,200,000                  1.7%           0.8%
--------------------------------------------------------------------------------

CUSIP NO. 457153                      13G                          Page 52 of 73


================================================================================
                                                    % Class A
                             Beneficial           Common Stock       % Common
                             Ownership at              at            Equity at
                            12/31/99(1)(2)         12/31/99(2)      12/31/99(3)
--------------------------------------------------------------------------------
DBI No. 2 '99 Trust          1,000,000                  1.4%           0.7%
--------------------------------------------------------------------------------
DBI No. 3 '99 Trust            500,000                  0.7%           0.3%
--------------------------------------------------------------------------------
RBI '67 Trust                  926,365                  1.3%           0.6%
--------------------------------------------------------------------------------
RBI '68 Trust                1,852,729                  2.5%           1.3%
--------------------------------------------------------------------------------
RBI '75 Trust                   75,926                  0.1%           0.1%
--------------------------------------------------------------------------------
RBI '92 Trust                   71,007                  0.1%           0.0%
--------------------------------------------------------------------------------
RBI '82 Trust                    6,892                  0.0%           0.0%
--------------------------------------------------------------------------------
WRP Trust                        1,040                  0.0%           0.0%
--------------------------------------------------------------------------------
RIP Trust                        1,040                  0.0%           0.0%
--------------------------------------------------------------------------------
CBP Trust                        1,040                  0.0%           0.0%
--------------------------------------------------------------------------------
SunTrust                     8,612,248(10)             10.8%           6.0%
--------------------------------------------------------------------------------

(1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3) "Common Equity" means the Class A Common Stock and the Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

CUSIP NO. 457153                      13G                          Page 53 of 73


(4) Includes 1,316,002 shares of Class B Common Stock and options exercisable for 3,999 shares of Class A Common Stock held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha R. Ingram acts as trustee. Also includes the shares held by QTIP Trust, Foundation, Charitable Fund, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

(5) Excludes 231,000 shares of Class A Common Stock held by Ingram Industries Inc. ("Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II, John R. Ingram, David B. Ingram and Robin B. Ingram Patton are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6) Includes 936,380 shares of Class B Common Stock, 22,022 shares of Class A Common Stock and options exercisable for 19,768 shares of Class A Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead and OHI '99 Trust, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

(7) Includes 963,439 shares of Class B Common Stock and options exercisable for 46,757 shares of Class A Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, Charitable Fund, JRI '99 Trust, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

(8) Includes 582,713 shares of Class B Common Stock and options exercisable for 33,316 shares of Class A Common Stock held by David B. Ingram. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, DBI '99 Trust, DBI No. 2 '99 Trust, DBI No. 3 '99 Trust, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power. Excludes 2,901 shares of Class A Common Stock held by Ingram
     Entertainment Inc. David B. Ingram is a principal stockholder of Ingram Entertainment Inc., and may be deemed to be the beneficial owner of the shares held by Ingram Entertainment Inc.

CUSIP NO. 457153                      13G                          Page 54 of 73


(9) Includes 377,208 shares of Class B Common Stock held by Robin B. Ingram Patton. Also includes the shares held by QTIP Trust, Charitable Lead, with respect to which Robin B. Ingram Patton acts as a trustee and shares voting and dispositive power.

(10) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '82 Trust, OHI '92 Trust, OSI Family '97 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI '82 Trust, JRI '92 Trust, JRI Family Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '82 Trust, DBI '92 Trust, DBI Family Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, RBI '82 Trust and RBI '92 Trust, WRP Trust, RIP Trust and CBP Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power.

     All  shares described below are not subject to the Agreement:

     Excludes 40,889 shares of Class A Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates had sole voting and dispositive power with respect to 7,789 of these shares, and shared voting and dispositive power with respect to 500 of these shares. SunTrust Banks, Inc. and its affiliates held 32,600 of these shares, which are also excluded in the table above, in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Equity it held.

Item 5.       Ownership of Five Percent or Less of a Class:

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of
              Another Person:

              N/A

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on By the Parent Holding Company:

              N/A

CUSIP NO. 457153                      13G                          Page 55 of 73


Item 8.       Identification and Classification of Members of the
              Group:

              See Exhibit 1

CUSIP NO. 457153                      13G                          Page 56 of 73


Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

              N/A

CUSIP NO. 457153                      13G                          Page 57 of 73


                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000


                                  LILY YAN AREVALO


                                  For each of:

                                  Martha R. Ingram

                                  Orrin H. Ingram, II

                                  John R. Ingram

                                  David B. Ingram

                                  Robin B. Ingram Patton

                                  Martha R. Ingram, Orrin H. Ingram, II,
                                  John R. Ingram, David B. Ingram and
                                  Robin B. Ingram Patton as co-trustees
                                  for the QTIP MARITAL TRUST CREATED UNDER
                                  THE E. BRONSON INGRAM REVOCABLE TRUST
                                  AGREEMENT DATED JANUARY 4, 1995

                                  Martha R. Ingram as trustee for the E.
                                  BRONSON INGRAM 1995 CHARITABLE REMAINDER
                                  5% UNITRUST

                                  Orrin H. Ingram, John R. Ingram, David
                                  B. Ingram and Robin B. Ingram Patton as
                                  co-trustees for the MARTHA AND BRONSON
                                  INGRAM FOUNDATION

CUSIP NO. 457153                      13G                          Page 58 of 73


                                  Orrin H. Ingram, John R. Ingram, David
                                  B. Ingram and Robin B. Ingram Patton as
                                  co-trustees for the E. BRONSON INGRAM
                                  1994 CHARITABLE LEAD ANNUITY TRUST

                                  Martha R. Ingram and John R. Ingram as
                                  co-trustees for the INGRAM CHARITABLE
                                  FUND, INC.

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  ORRIN HENRY INGRAM, II, UNDER AGREEMENT
                                  WITH E. BRONSON INGRAM DATED OCTOBER 27,
                                  1967

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  ORRIN HENRY INGRAM, II, UNDER AGREEMENT
                                  WITH E. BRONSON INGRAM DATED JUNE 14,
                                  1968

                                  SunTrust Bank, Atlanta as trustee for
                                  the TRUST FOR ORRIN HENRY INGRAM, II,
                                  UNDER AGREEMENT WITH HORTENSE B. INGRAM
                                  DATED DECEMBER 22, 1975

                                  SunTrust Bank, Atlanta as trustee for
                                  THE ORRIN H. INGRAM IRREVOCABLE TRUST
                                  DATED JULY 9, 1992

CUSIP NO. 457153                      13G                          Page 59 of 73


                                  SunTrust Bank, Atlanta as trustee for
                                  the TRUST FOR THE BENEFIT OF ORRIN H.
                                  INGRAM ESTABLISHED BY MARTHA R. RIVERS
                                  UNDER AGREEMENT OF TRUST ORIGINALLY
                                  DATED APRIL 30, 1982, AS AMENDED

                                  Orrin H. Ingram as trustee for the ORRIN
                                  H. INGRAM ANNUITY TRUST 1999

                                  William S. Jones as trustee for the ORRIN and SARA INGRAM FAMILY 1997 GENERATION SKIPPING TRUST

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  JOHN RIVERS INGRAM, UNDER AGREEMENT WITH
                                  E. BRONSON INGRAM DATED OCTOBER 27, 1967

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  JOHN RIVERS INGRAM, UNDER AGREEMENT WITH
                                  E. BRONSON INGRAM DATED JUNE 14, 1968

                                  SunTrust Bank, Atlanta as trustee for
                                  the TRUST FOR JOHN RIVERS INGRAM, UNDER
                                  AGREEMENT WITH HORTENSE B. INGRAM DATED
                                  DECEMBER 22, 1975

                                  SunTrust Bank, Atlanta as co-trustee for THE JOHN R. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

                                  SunTrust Bank, Atlanta as co-trustee of
                                  the TRUST FOR THE BENEFIT OF JOHN R.
                                  INGRAM ESTABLISHED BY MARTHA R. RIVERS
                                  UNDER AGREEMENT OF TRUST ORIGINALLY
                                  DATED APRIL 30, 1982, AS AMENDED

                                  William S. Jones, as trustee for THE
                                  JOHN AND STEPHANIE INGRAM FAMILY 1996
                                  GENERATION SKIPPING TRUST

                                  John R. Ingram as trustee for THE JOHN
                                  RIVERS INGRAM ANNUITY TRUST 1999

CUSIP NO. 457153                      13G                          Page 60 of 73


                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  DAVID B. INGRAM, UNDER AGREEMENT WITH E.
                                  BRONSON INGRAM DATED OCTOBER 27, 1967

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  DAVID B. INGRAM, UNDER AGREEMENT WITH E.
                                  BRONSON DATED JUNE 14, 1968

                                  SunTrust Bank, Atlanta as trustee for
                                  the TRUST FOR DAVID B. INGRAM, UNDER
                                  AGREEMENT WITH HORTENSE B. INGRAM DATED
                                  DECEMBER 22, 1975

                                  SunTrust Bank, Atlanta as trustee for
                                  THE DAVID B. INGRAM IRREVOCABLE TRUST
                                  DATED JULY 9, 1992

                                  SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF DAVID B. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                                  Thomas H. Lunn as trustee for the DAVID
                                  AND SARAH INGRAM FAMILY 1996 GENERATION
                                  SKIPPING TRUST

                                  David B. Ingram as trustee for THE
                                  DAVID BRONSON INGRAM ANNUITY TRUST 1999

                                  David B. Ingram as trustee for THE
                                  DAVID BRONSON INGRAM ANNUITY TRUST
                                  NO. 2 1999

                                  David B. Ingram as trustee for THE
                                  DAVID BRONSON INGRAM ANNUITY TRUST
                                  NO. 3 1999

                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  ROBIN BIGELOW INGRAM, UNDER AGREEMENT
                                  WITH E. BRONSON INGRAM DATED OCTOBER 27,
                                  1967

CUSIP NO. 457153                      13G                          Page 61 of 73


                                  SunTrust Bank, Atlanta and Martha R.
                                  Ingram as co-trustees for the TRUST FOR
                                  ROBIN BIGELOW INGRAM, UNDER AGREEMENT
                                  WITH E. BRONSON INGRAM DATED JUNE 14,
                                  1968

                                  SunTrust Bank, Atlanta as trustee for
                                  the TRUST FOR ROBIN BIGELOW INGRAM,
                                  UNDER AGREEMENT WITH HORTENSE B. INGRAM
                                  DATED DECEMBER 22, 1975

                                  SunTrust Bank, Atlanta as co-trustee
                                  for THE ROBIN INGRAM PATTON
                                  IRREVOCABLE TRUST DATED JULY 9, 1992

                                  SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF ROBIN B. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                                  SunTrust Bank, Atlanta as trustee for
                                  the WILSON RIVERS PATTON/MINOR'S TRUST
                                  ESTABLISHED BY RICHARD C. PATTON UNDER
                                  AGREEMENT OF TRUST DATED DECEMBER 27,
                                  1994

                                  SunTrust Bank, Atlanta as trustee for
                                  the REID INGRAM PATTON/MINOR'S TRUST
                                  ESTABLISHED BY ROBIN INGRAM PATTON UNDER
                                  AGREEMENT OF TRUST DATED DECEMBER 19, 1997

                                  SunTrust Bank, Atlanta as trustee for
                                  the CRAWFORD BRONSON PATTON/MINOR'S
                                  TRUST ESTABLISHED BY ROBIN INGRAM PATTON
                                  UNDER AGREEMENT OF TRUST DATED
                                  DECEMBER 19, 1997

                                  SUNTRUST BANK, ATLANTA


                                  /s/ Lily Yan Arevalo
                                  -----------------------
                                  Name: Lily Yan Arevalo
                                  Title: Attorney-in-Fact

CUSIP NO. 457153                      13G                          Page 62 of 73



                                  Exhibit Index
                                  -------------

       Exhibit                                                              Page
       -------                                                              ----

         1.       Names of Reporting Persons                                  63

         2        Powers of Attorney for The Orrin H. Ingram Annuity          66
                  Trust 1999 and The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

         3.       Power of Attorney for The John Rivers Ingram Annuity        68
                  Trust 1999

         4.       Powers of Attorney for The David Bronson Ingram Annuity     70
                  Trust 1999, The David Bronson Ingram Annuity Trust No. 2
                  1999 and The David Bronson Ingram Annuity Trust No. 3 1999

         5.       Powers of Attorney for Wilson Rivers Patton/Minor's Trust   72
                  Established by Richard C. Patton Under Agreement of Trust Dated December 27, 1994, Reid Ingram Patton/Minor's Trust Established by Robin Ingram Patton Under Agreement Dated December 19, 1997 and Crawford Bronson Patton/Minor's
                  Trust Established by Robin Ingram Patton Under Agreement
                  Dated December 19, 1997

         6. Powers of Attorney for all other filers (incorporated by reference to Exhibit 2 to Schedule 13G Amendment Nos. 1 and 2 filed on February 17, 1998 and February 9, 1999)